Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this "Agreement") is entered into as of February 13, 2018 by and among GO2GREEN LANDSCAPING, INC., a publicly-owned Nevada corporation (the "Company"), NDI ACQUISITION CORP., Delaware corporation ("Acquisition"), and NDIVISION INC., a Texas corporation ("NDI").  The Company, Acquisition and NDI are sometimes hereinafter collectively referred to as the "Parties" and individually as a "Party."

WHEREAS, the Company is a Nevada corporation with 14,400,000 shares of common stock, par value $0.001, issued and outstanding (the "Common Stock");

WHEREAS, Acquisition is a wholly-owned subsidiary of the Company with 1,000 shares of common stock, par value $0.00001 per share (the "Acquisition Stock") issued and outstanding;

WHEREAS, NDI is a Texas corporation with 118,839,973 shares of common stock, par value $0.000303 per share (the "NDI Shares") issued and outstanding;

WHEREAS, the Board of Directors of each of the Company, Acquisition, and NDI have determined that it is fair to, and in the best interests of, their respective companies and shareholders for Acquisition to be merged with and into NDI, with NDI as the surviving entity (the "Merger"), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of the Company, Acquisition and NDI shall approve the Merger in accordance with the Nevada Revised Statutes ("NRS") and the Texas Business Organization Code (the "TBOC") and upon the terms and subject to the conditions set forth herein, and in the Certificate of Merger attached as Exhibit A hereto (the "Certificate of Merger");

WHEREAS, the shareholders of NDI (the "NDI Shareholders") shall approve this Agreement, the Certificate of Merger, and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger, and the Company, as the sole stockholder of Acquisition, has approved this Agreement, the Certificate of Merger, and the transactions contemplated and described hereby and thereby; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify to the extent possible as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
 PLAN OF MERGER
1.1.          Merger.  Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition shall be merged with and into NDI in accordance with the provisions of the NRS and the TBOC.  At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition shall cease and NDI shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Company") and shall continue its existence under the laws of the State of Texas.

Exhibit 2.1 -- Page 1

1.2.          Effective Time.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the Texas.  The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "Effective Time."
1.3.          Closing.  The closing of the Merger (the "Closing") shall occur upon mutual satisfaction by the Parties of the closing conditions set forth in Articles V and VI hereof (the "Closing Date").  The Closing shall occur at the offices of Kane Kessler, P.C., 666 Third Avenue, New York, New York 10017 or by the exchange of signatures.  At the Closing, all of the documents, certificates, agreements, and instruments referenced in Section 1.10 will be executed and delivered as described therein.  At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.
1.4.          Articles, Bylaws and Officers of the Surviving Company.
(a)          The Certificate of Formation of NDI, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Certificate of Formation of the Surviving Company from and after the Effective Time until amended in accordance with applicable law and such Certificate of Formation.
(b)           The Bylaws of NDI, as in effect immediately prior to the Effective Time in the form attached as Exhibit C hereto, shall be the Bylaws of the Surviving Company from and after the Effective Time until amended in accordance with applicable law, or in accordance with the Certificate of Formation of the Surviving Company.
(c)           The officers listed in Exhibit D hereto shall comprise the officers of the Surviving Company and each shall hold their respective office or offices from and after the Effective Time until a successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Formation or Bylaws of the Surviving Company.
1.5.          Assets and Liabilities.  At the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition and NDI (collectively, the "Constituent Companies"); and all the rights, privileges, powers and franchises of each of the Constituent Companies, and all property, real, personal and mixed, and all debts due to any of the Constituent Companies on whatever account, as well as all other things in action or belonging to each of the Constituent Companies, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the several and respective Constituent Companies, and the title to any real estate vested by deed or otherwise in either of such Constituent Companies shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Companies shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

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1.6.          Manner and Basis of Converting Equity.  At the Effective Time:
(a)           By virtue of the Merger and without any action on the part of the shareholders of the Company, all of the shares of Acquisition Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such proportionate number of NDI Shares, so that at the Effective Time, the Company shall be the holder of all of the issued and outstanding NDI Shares; and
(b)           All of the NDI Shares issued and outstanding immediately prior to the Effective time shall be converted into the right to receive: Twenty-Seven Million Five Hundred Thousand (27,500,000) newly-issued shares of Common Stock of the Company (the "Merger Shares").
(c)           From and after the Effective Time, all such NDI Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of NDI Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Shares therefor (as set forth in Section 1.6(b), above) upon the surrender of such NDI Shares in accordance with Section 2.2, without interest thereon.
(d)           Adjustment to Stock Consideration. The applicable Merger Shares shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into the Merger Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
1.7. Surrender and Exchange of Certificates.  Promptly after the Effective Time and upon surrender of a certificate or certificates representing the NDI Shares that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Company stating that such NDI Shareholders have lost their certificate or an affidavit or that such certificates have been destroyed, the Company shall issue to the NDI Shareholders surrendering such certificate(s) or affidavit, a certificate or certificates registered in the name of such NDI Shareholders representing the number of shares of the Merger Shares and such proportionate share of cash consideration that such NDI Shareholders shall be entitled to receive as set forth in Section 1.6(b).  Until the certificate(s) is or are surrendered, each certificate(s) that immediately prior to the Effective Time represented any outstanding shares of NDI Shares shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Merger consideration as specified in Section 1.6(b) for the holder thereof or to perfect any rights of appraisal that such holder may have pursuant to the applicable provisions of the TBOC.
1.8.          The Company Capital Stock.  The Company agrees that it will cause the Merger Shares at the Effective Time pursuant to Section 1.6(b) to be available for such purposes.  The Company further covenants that at the Closing, and including the issuance of the Merger Shares, the sale of shares of Common Stock sold in the "Offering" in the "Maximum Offering Amount" (as those terms are defined herein), and the retirement by the Company of 5,000,000 shares of Common Stock held by Tom Toth and 5,000,000 shares of Common Stock held by John Scavo (the "Share Cancellation"), there will be approximately 40,300,000 shares of the Common Stock issued and outstanding, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding.

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1.9.          Offering.  Simultaneously upon the closing of the Merger, the Company shall consummate an offering of its Securities (the "Offering") from one or more investors (the "Investors") who shall purchase shares of the Common Stock at the per share purchase price of $0.375_ for an aggregate offering amount of at least Two Million Six Hundred Thousand Dollars ($2,600,000)(the "Minimum Offering Amount") up to a maximum of Three Million One Hundred Fifty Thousand Dollars ($3,150,000) (the "Maximum Offering Amount"). The Offering may remain open for up to two (2) weeks following the closing of the Merger or until the Maximum Offering Amount has been reached, whichever is earlier.  The form of Subscription Agreement between the Investors and the Company is attached hereto as Exhibit E.
1.10.       Operation of Surviving Company.  NDI acknowledges that upon the effectiveness of the Merger, and the compliance by the Company and Acquisition with their respective duties and obligations hereunder, the Company shall have the absolute and unqualified right to deal with the assets and business of the Surviving Company as its own property subject only to the limitations on the disposition or use of such assets or the conduct of such business as existed prior to the Merger.
1.11.       Appointment of Officers and Directors.  Simultaneously upon consummation of the Closing, the persons set forth on Exhibit F shall be appointed to serve as the Company's officers and directors as set forth opposite each of their names to serve until such time as provided in the Bylaws of the Company.
1.12.       Closing Events.  At the Closing, each of the respective parties shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all officers' certificates, opinions, financial statements, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.2, 6.4 and 6.5, together with such other items as may be reasonably requested by the parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.
1.13.        Exemption From Registration.  The Company and NDI intend that the Merger Shares to be issued pursuant to the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended ("Securities Act") and from the qualification and registration requirements of any applicable state "Blue Sky" or securities laws.
ARTICLE II
REPRESENTATIONS, COVENANTS, AND
 WARRANTIES OF NDI
NDI represents and warrants to the Company, to the knowledge of NDI, that the following representations and warranties in this Article II are true and complete as of the date hereof and as of the Closing Date (or in the case of representations and warranties that by their terms speak as of a specified date, as of such specified date), subject to the exceptions disclosed in the disclosure schedules attached hereto (the "Schedules") (referencing the appropriate section and subsection numbers of this Agreement; provided, however, that the information set forth in one section or subsection of the Schedules shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably material to a Company on the face of such disclosure), which exceptions shall be deemed to be part of, and qualifications to, the representations and warranties contained in this Article II.  For purposes of this Article II, the phrase "to the knowledge of NDI" or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of NDI immediately before the Closing.

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2.1.          Organization.  NDI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.  NDI has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an NDI Material Adverse Effect (as hereinafter defined).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of NDI's organizational documents.  NDI has taken all action required by laws, its organizational documents, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement.  NDI has full power, authority, and legal right and has taken or will take all action required by law, its organizational documents, and otherwise to consummate the transactions herein contemplated.  For purposes of this Agreement, "NDI Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of NDI or its subsidiaries taken as a whole.
2.2.          Capitalization.  As of the date of this Agreement, NDI's authorized capital stock of 150,000,000 shares of common stock, par value $0.000303 per share (the "NDI Shares") of which 118,839,973 shares are issued and outstanding.  All of the issued and outstanding NDI Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  Other than 3,215,000 options, which will be extinguished, exercised or converted prior to Closing, and $137,000 owed to directors of NDI, which shall be repaid using the proceeds from the Offering listed in Section 1.9, there are no classes of equity, notes, or other indebtedness convertible into NDI Common Stock, outstanding or authorized options, warrants, rights, agreements or commitments to which NDI is a party or which are binding upon NDI providing for the issuance or redemption of any of its equity.  Except for the Shareholders Agreement dated March 15, 2015, which shall terminate in its entirety upon the Closing of this Agreement, or as set forth on Schedule 2.2 hereto, there are no agreements to which the NDI is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of NDI.  To the knowledge of NDI, other than the Shareholders Agreement dated March 15, 2015, which shall terminate in its entirety upon the Closing of this Agreement, there are no agreements among other parties to which NDI is a party and by which it is bound with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of NDI.  All of the issued and outstanding NDI Shares were issued in compliance with applicable federal and state securities laws.
2.3.          Financial Statements.
(a)           NDI has filed all income tax returns required to be filed by it from its inception to the date hereof.  All such returns are complete and accurate in all material respects.
(b)           NDI has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which NDI may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

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(c)           No deficiency for any taxes has been proposed, asserted or assessed against NDI.  There has been no tax audit, nor has there been any notice to NDI by any taxing authority regarding any such tax audit, or, to the knowledge of NDI, is any such tax audit threatened with regard to any taxes or NDI tax returns.  NDI does not expect the assessment of any additional taxes of NDI for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of NDI.
(d)           Within sixty (60) days of the Closing Date, NDI shall provide to the Company the audited balance sheets, statements of income, shareholders' equity and cash flows of NDI as of December 31, 2017 and 2016 (the "NDI Balance Sheet Date") (collectively "NDI Financial Statements").  The NDI Financial Statements shall have been prepared from the books and records of NDI in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of NDI and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such NDI Financial Statements in the Company Reports and are consistent with the books and records of NDI and any Subsidiaries, except as provided in the notes thereto.
(e)           The books and records, financial and otherwise, of NDI are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.
2.4.          Disclosure.  No representation or warranty by NDI contained in this Agreement or in any of the agreements or other documents executed pursuant to this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of NDI pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  NDI has disclosed to the Company all material information relating to the business of NDI or the transactions contemplated by this Agreement.
2.5.          Undisclosed Liabilities.  NDI has no material liability (whether known, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities which have arisen in the Ordinary Course of Business (as hereinafter defined) and (b) contractual and other liabilities incurred in the Ordinary Course of Business.  As used in this Article II, "Ordinary Course of Business" means the ordinary course of NDI's business, consistent with past custom and practice (including with respect to frequency and amount).
2.6.          Absence of Certain Changes or Events.  Except as set forth in this Agreement and in  Schedule 2.6 hereto, since the date of the latest balance sheet included in the NDI Financial Statements:
(a)           Except in the Ordinary Course of Business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of NDI; or (ii) any damage, destruction, or loss to NDI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of NDI; and

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(b)           NDI has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the Ordinary Course of Business; (ii) paid any material obligation or liability not otherwise in the Ordinary Course of Business (absolute or contingent) other than current liabilities reflected in or shown on the most recent NDI balance sheet, and current liabilities incurred since that date in the Ordinary Course of Business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the Ordinary Course of Business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the Ordinary Course of Business if such amendment or termination is material, considering the business of NDI; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).
2.7.          Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of NDI, threatened by or against NDI, or affecting NDI, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.
2.8.         No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which NDI is a party or to which any of its properties or operations are subject.
2.9.          Contracts.  NDI has provided, or will provide the Company, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which NDI is a party or by which it or any of its assets, products, technology, or properties are bound.
2.10.        Compliance With Laws and Regulations.  With the exception of a potential unreconciled sales tax liability of approximately $155,501.72, NDI has complied with all applicable statutes and regulations of any federal, state, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of NDI.
2.11.       Approval of Agreement.  The Board of Directors of NDI (the "NDI Board") and the NDI Shareholders will have authorized the execution and delivery of this Agreement by NDI and will have approved the transactions contemplated hereby prior to the Closing.  This Agreement has been duly and validly executed and delivered by NDI and constitutes a valid and binding obligation of NDI, enforceable against NDI in accordance with its terms.
2.12.        Title and Related Matters.  NDI has good and marketable title to all of its properties, interest in properties, and assets, real and personal, free and clear of all liens, pledges, charges, or encumbrances except statutory liens or claims not yet delinquent, those arising in the Ordinary Course of Business, and those disclosed in Schedule 2.12 hereto.
2.13.        Governmental Authorizations.  NDI has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by NDI of this Agreement and the consummation by NDI of the transactions contemplated hereby.

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2.14.        Continuity of Business Enterprises.  NDI has no commitment or present intention to liquidate NDI or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.
2.15.        NDI Shareholders.  The NDI Shareholders have full right, power, and authority to transfer, assign, convey, and deliver their respective NDI Shares; and delivery of such NDI Shares at the Closing will convey to the Company good and marketable title to such NDI Shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such NDI Shares being held by the Company.
2.16.       No Brokers.  NDI has not entered into any contract with any person, firm or other entity that would obligate NDI or the Company to pay any commission, brokerage or finders' fee in connection with the transactions contemplated hereby.
2.17.        Subsidiaries.  Except as set forth as Schedule 2.17, NDI has no subsidiaries.
2.18.        Intellectual Property.  NDI owns or has the right to use all Intellectual Property (as hereinafter defined) necessary (a) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by NDI to other parties (together, the "Customer Deliverables") and (b) to operate the internal systems of NDI that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems").  The Intellectual Property owned by or licensed to NDI and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "NDI Intellectual Property").  Each item of NDI Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  NDI has taken all reasonable measures to protect the proprietary nature of each item of NDI Intellectual Property.  To the knowledge of NDI, (i) no other person or entity has any rights to any of NDI Intellectual Property owned by NDI except pursuant to agreements or licenses entered into by NDI and such person in the ordinary course, and (ii) no other person or entity is infringing, violating or misappropriating any of NDI Intellectual Property.  For purposes of this Agreement, "Intellectual Property" means all patents and patent applications, copyrights and registrations thereof, computer software, data and documentation, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, trademarks, service marks, trade names, domain names and applications and registrations therefor, and other proprietary rights relating to any of the foregoing.
2.19.       Certain Business Relationships With Affiliates.  Except as set forth in Schedule 2.19 hereto, or as contemplated by employment agreements, consulting agreements and the agreements contemplated by the transactions contemplated by this Agreement, no affiliate of NDI (a) owns any property or right, tangible or intangible, which is used in the business of NDI, (b) has any claim or cause of action against NDI, or (c) owes any money to, or is owed any money by, NDI.

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ARTICLE III
REPRESENTATIONS, COVENANTS, AND
 WARRANTIES OF THE COMPANY AND ACQUISITION
The Company and Acquisition represent and warrant to NDI that the following representations and warranties in this Article III are true and complete as of the date hereof and as of the Closing Date (or in the case of representations and warranties that by their terms speak as of a specified date, as of such specified date), subject to the exceptions disclosed in the disclosure schedules attached hereto (the "Schedules") (referencing the appropriate section and subsection numbers of this Agreement; provided, however, that the information set forth in one section or subsection of the Schedules shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably Company on the face of such disclosure), which exceptions shall be deemed to be part of, and qualifications to, the representations and warranties contained in this Article III.  For purposes of this Article III, the phrase "to the knowledge of the Company," "to the knowledge of Acquisition," or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company or Acquisition, as applicable, immediately before the Closing.
3.1.          Organization.
(a)           The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Company Reports (as hereinafter defined) are complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, and all amendments thereto, as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company's Certificate of Incorporation or Bylaws.  The Company has taken all action required by law, its Certificate of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, Bylaws, or otherwise to consummate the transactions contemplated hereby.
(b)           Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Attached hereto as Exhibits G and H, respectively, are complete and correct copies of the Certificate of Incorporation and Bylaws of Acquisition, and all amendments thereto, as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Acquisition's Certificate of Incorporation or Bylaws.  Acquisition has taken all action required by law, its Certificate of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Acquisition has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, Bylaws, or otherwise to consummate the transactions contemplated hereby.

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3.2.          Capitalization.
 (a)          The authorized capital stock of the Company consists of 200,000,000 shares of which 180,000,000 shares are designated Common Stock and 20,000,000 shares are designated blank check preferred stock, par value $0.001 per share (the "Preferred Stock") of which 14,400,000 shares of Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding.  All of the issued and outstanding shares of the Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all pre-emptive rights.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock.  Except as set forth in this Agreement or the Company Reports, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company.  To the knowledge of the Company, there are no agreements among other parties to which the Company is a party and by which it is bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company.  All of the issued and outstanding shares of the Common Stock were issued in compliance with applicable federal and state securities laws.  The Merger Shares to be issued at the Closing pursuant this Agreement, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.
 (b)          The authorized capital stock of Acquisition consists of 2,000 shares of common stock, par value $0.00001 per share, of which 1,000 shares will be issued and outstanding.  All of the issued and outstanding shares of common stock of Acquisition are owned by the Company.  All the issued and outstanding shares of common stock of Acquisition are duly authorized, validly issued, fully paid, nonassessable and free of all pre-emptive rights.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Acquisition is a party or which are binding upon Acquisition providing for the issuance or redemption of any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Acquisition.  There are no agreements to which Acquisition is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of Acquisition.
 (c)           Acquisition is a wholly-owned subsidiary of the Company that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date.

Exhibit 2.1 -- Page 10

3.3.          Financial Statements.  The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (collectively, the "Company Financial Statements") (a) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (c) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (d) are consistent with the books and records of the Company.
3.4.          Securities Act and Exchange Act Filings.  The Company has furnished or made available to NDI complete and accurate copies, as amended or supplemented, of its (a) effective Registration Statement on Form S-1, as amended, which contains audited financial statements for the year ended September 30, 2015 as filed with the SEC (SEC File No. 333-212446), (b) Annual Report on Form 10-K for the fiscal year ended September 30, 2017, and (c) all other reports filed by the Company under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by the Company under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since July 8, 2016 (such documents are collectively referred to herein as the "Company Reports").  The Company Reports constitute all of the documents required to be filed by the Company under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from July 8, 2016 through the date of this Agreement.  The Company Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  Each the Company Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act.  As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
3.5.          Undisclosed Liabilities.  Except as set forth in the Company Financial Statements, neither the Company nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Reports, (d) liabilities which have arisen since the date of the Company Reports in the Ordinary Course of Business (as hereinafter defined) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.  As used in this Article III, "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).
3.6.          Absence of Certain Changes or Events.  Except as set forth in this Agreement, Schedule 3.6 hereto, or in the Company Reports, since the date of the latest balance sheet included in the Company Reports:
 (a)           There has not been any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of the Company or Acquisition (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of the Company or Acquisition;

Exhibit 2.1 -- Page 11

 (b)          Neither the Company nor Acquisition has (i) amended its Certificate of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of the Company or Acquisition; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;
 (c)           Neither the Company nor Acquisition has (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the Ordinary Course of Business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent the Company Reports and current liabilities incurred since that date in the Ordinary Course of Business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $25,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $25,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company or Acquisition; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;
 (d)          To the knowledge of the Company, it has not become subject to any statute or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of the Company; and
 (e)            To the knowledge of Acquisition, it has not become subject to any statute or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Acquisition.
3.7.         Title and Related Matters.  The Company has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Company Reports or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the Ordinary Course of Business), free and clear of all liens, pledges, charges, or encumbrances except:
 (a)           Statutory liens or claims not yet delinquent;
 (b)           Such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and
 (c)           As described in the Company Reports.
3.8.          Litigation and Proceedings.  There are no actions, suits, or proceedings pending or, to the knowledge of the Company, threatened by or against or affecting the Company, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as specifically disclosed in the Company Reports.

Exhibit 2.1 -- Page 12

3.9.         Contracts.  The Company is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in the Company Reports.
3.10.        No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which it or any of its assets or operations are subject.
3.11.       Governmental Authorizations.  Except as disclosed in the Company Reports, the Company is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.
3.12.        Compliance With Laws and Regulations.  Except as disclosed in the Company Reports, the Company:
 (a)           Is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined);
 (b)           Has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;
 (c)           Has not, and the past and present officers, directors and affiliates of the Company have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;
 (d)           Has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;
 (e)           Has not, and the past and present officers, directors and affiliates have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;
 (f)            Does not and will not immediately prior to the Closing, have any liabilities, contingent or otherwise and is not a party to any executory agreements;

Exhibit 2.1 -- Page 13

 (g)           Is not a "blank check company" as such term is defined by Rule 419 adopted under the Securities Act; and
 (h)           Is not a "shell company" as such term is defined by Rule 12b-2 adopted under the Exchange Act.
For purposes of this Agreement, a "Company Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company or its subsidiaries taken as a whole.
3.13.        Insurance.  The Company owns no insurable properties and carries no casualty or liability insurance.
3.14.        Approval of Agreement.  The board of directors of the Company (the "Company Board") and the Shareholders of Acquisition have authorized the execution and delivery of this Agreement by the Company and Acquisition and have approved this Agreement and the transactions contemplated hereby.
3.15.        Material Transactions With Affiliates.  Except as disclosed herein and in the Company Reports, there exists no material contract, agreement, or arrangement between the Company and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by the Company to own beneficially any common stock of the Company and which is to be performed in whole or in part after the date hereof or was entered into not more than three (3) years prior to the date hereof.
3.16.        Employment Matters.  The Company has no employees other than its executive officers.
3.17.       No Brokers.  The Company has not entered into any contract with any person, firm or other entity that would obligate NDI or the Company to pay any commission, brokerage or finders' fee in connection with the transactions contemplated herein.
3.18.        Subsidiaries.  The Company has no subsidiaries other than Acquisition.
3.19.       Disclosure.  No representation or warranty by the Company contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to NDI all material information relating to the business of the Company or the transactions contemplated by this Agreement.

Exhibit 2.1 -- Page 14

ARTICLE IV
 SPECIAL COVENANTS
4.1.          Current Report.  In connection with the Closing, the parties shall file a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the "Current Report").  Each of NDI and the Company shall cause the Current Report to be filed with the SEC no later than four (4) business days of the Closing and to otherwise comply with all requirements of applicable federal and state securities laws.
4.2.         Additional Representations, Warranties and Covenants of the NDI Shareholders.  Promptly after the Effective Time, the Company shall cause to be mailed to NDI Shareholders of record who have the right to receive the Merger Shares, a letter of transmittal ("Letter of Transmittal") that shall contain additional representations, warranties and covenants of such NDI Shareholders, including without limitation, that (a) such NDI Shareholders have full right, power and authority to deliver such NDI Shares, (b) the delivery of such NDI Shares will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such NDI Shareholders are bound or affected, (c) such NDI Shareholders have good, valid and marketable title to all shares of NDI Shares indicated in such Letter of Transmittal and that such NDI Shareholders are not affected by any voting trust, agreement or arrangement affecting the voting rights of such NDI Shares, (d) whether such NDI Shareholders are an "accredited investor," as such term is defined in Regulation D under the Securities Act and that such NDI Shareholders are acquiring the Common Stock for investment purposes and not with a view to selling or otherwise distributing such the Common Stock in violation of the Securities Act or the securities laws of any state, and (e) such NDI Shareholders have had an opportunity to ask and receive answers to any questions such NDI Shareholders may have had concerning the terms and conditions of the Merger and the Common Stock and has obtained any additional information that such NDI Shareholders have requested.  Delivery shall be effected, and risk of loss and title to the NDI Shares shall pass, only upon delivery to the Company (or an agent of the Company) of (x) certificates evidencing ownership thereof as contemplated by Section 1.7 hereof (or an affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.2.
4.3.          Actions of Acquisition Holder.  Prior to the Closing, the Company shall cause and demonstrate to NDI the following actions have been taken by the written consent of the Company, the holder of all of the outstanding shares of common stock of Acquisition:
 (a)          The approval of this Agreement and the transactions contemplated hereby; and
 (b)          Such other actions as NDI may determine are necessary or appropriate.
4.4.          Actions of NDI.  Prior to the Closing, NDI shall cause and demonstrate to the Company the following actions have been taken by the written consent of the holders of the outstanding NDI Shares:
 (a)          The approval of this Agreement and the transactions contemplated hereby; and
 (b)          Such other actions as the Company may determine are necessary or appropriate.
4.5.          Access to Properties and Records.  The Company and NDI will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of the Company or NDI in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or NDI as the other shall from time to time reasonably request.

Exhibit 2.1 -- Page 15

4.6.          Delivery of Books and Records.  At the Closing, NDI shall deliver to the Company, NDI's minute books, books of account, contracts, records, and all other books or documents.
4.7.          Actions Prior to Closing by Both Parties.
 (a)          From and after the date of this Agreement until the Closing Date and except as permitted or contemplated by this Agreement, the Company, NDI and Acquisition will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.
 (b)          Except as set forth herein, from and after the date of this Agreement until the Closing Date, none of the Company, NDI, or Acquisition will: (i) make any change in their organizational documents, charter documents or Bylaws; (ii) take any action described in Section 2.6 in the case of NDI, or in Section 3.6 in the case of the Company or Acquisition (all except as permitted therein or as disclosed in the applicable party's schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the Ordinary Course of Business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.
 (a)           Indemnification by NDI.  NDI hereby agrees to defend and indemnify the Company and Acquisition and each of the officers, agents and directors of the Company and Acquisition as of the date of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II.  The indemnification provided for in this Section 4.8(a) shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b).
 (b)           Indemnification by the Company.  The Company hereby agrees to defend and indemnify NDI and each of the officers or agents of NDI as of the date of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article III.  The indemnification provided for in this Section 4.8(b) shall survive the Closing and consummation of the transactions contemplated hereby and shall survive the termination of this Agreement pursuant to Section 7.1(c).  In addition, for the sake of clarity, the representations listed in Section 3.12, including Section 3.12(h), shall survive the Closing, and the Company shall be liable for, and shall pay, any and all damages, costs, expenses, legal fees, accounting fees, or other liabilities that occur based on a breach of the representation made in Section 3.12(h), including the filing of any "super" Form 8-K to provide Form 10 Information.

Exhibit 2.1 -- Page 16

4.9.          Debt Retirement.  At the Closing, the Company shall provide proof of cancellation or satisfaction of the liabilities set forth on Schedule 4.9 in the aggregate amount of $10,000 (the "Debt Retirement").
4.10.        Share Cancellation.  As soon as practicable following the Closing and the issuance of the Merger Shares and the consummation of the Offering, the Company shall retire and cancel the 5,000,000 shares of Common Stock currently in the name of Tom Toth and the 5,000,000 shares of Common Stock currently in the name of John Scavo (the "Share Cancellation").

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF
 THE COMPANY AND ACQUISITION
The obligations of the Company and Acquisition under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:
5.1.          Accuracy of Representations; Performance.  The representations and warranties made by NDI in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and NDI shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by NDI prior to or at the Closing.  The Company may request to be furnished with a certificate, signed by a duly authorized officer of NDI and dated the Closing Date, to the foregoing effect.
5.2.          Officer's Certificates.  The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of NDI to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of NDI threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in a disclosure schedule, by or against NDI which might result in any material adverse change in any of the assets, properties, business, or operations of NDI.
5.3.          No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of NDI, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of NDI.

Exhibit 2.1 -- Page 17

5.4.          Other Items.
 (a)          The Company shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as the Company may reasonably request.
 (b)          The Company shall have conducted a complete and satisfactory due diligence review of NDI.
 (c)          The transactions contemplated by this Agreement shall have been approved by the NDI Board and the NDI Shareholders.
 (d)          Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from NDI's lenders, creditors, vendors and lessors.
5.5.          Delivery of Financial Statements.  NDI will deliver the NDI Financial Statements not more than sixty (60) days following the Closing.
5.6.          Good Standing.  The Company shall have received certificates of good standing from the Secretary of State of Texas or other appropriate office, dated as of a date within five (5) days prior to the Closing Date certifying that NDI is in good standing as a corporation in Texas.

ARTICLE VI
 CONDITIONS PRECEDENT TO OBLIGATIONS OF NDI
The obligations of NDI under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:
6.1.          Accuracy of Representations; Performance.  The representations and warranties made by the Company and Acquisition in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the Company and Acquisition shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and Acquisition prior to or at the Closing.  NDI shall have been furnished with a certificate, signed by a duly authorized executive officer of the Company and dated the Closing Date, to the foregoing effect.
6.2.          Officer's Certificate.  NDI shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of the Company to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.
6.3.          No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of the Company nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of the Company.

Exhibit 2.1 -- Page 18

6.4.          Good Standing.  NDI shall have received certificates of good standing from the Secretary of State of Delaware and the Secretary of State of Texas, respectively, or other appropriate office, dated as of a date within five (5) days prior to the Closing Date certifying that the Company and Acquisition, respectively, are in good standing as corporations in the states of Delaware and Texas and have filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.
6.5.          Other Items.
 (a)           NDI shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as NDI may reasonably request.
 (b)            NDI shall have conducted a complete and satisfactory due diligence review of the Company.
 (c)           The transactions contemplated by this Agreement shall have been approved by the Board of Directors of the Company and Acquisition.
 (d)            Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from the Company's lenders, creditors, vendors and lessors.
(e)           There shall have been no material adverse changes in the Company or Acquisition, financial or otherwise.
 (f)            Except as set forth herein, there shall be no Common Stock Equivalents outstanding as of immediately prior to the Closing.  For purposes of the foregoing, "Common Stock Equivalents" means any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from the Company, or obligating the Company to issue, any shares of any class of the capital stock of the Company or any securities convertible into or exchangeable for such shares.
 (g)           The parties shall have prepared and agreed upon the content of Form 8-K to be filed pursuant to Section 4.1 hereof.
 (h)          As soon as practicable following the Effective Time (but following the completion of the Offering and the Share Cancellation), the Certificate of Incorporation of the Company shall be amended (the "Amendment"), in a manner reasonably acceptable to NDI, to: (i) change the name of the Company to "nDivision Inc."
6.6.          Consummation of the Offering.  The Minimum Offering Amount of the Offering as set forth in Section 1.9 shall have been raised.

Exhibit 2.1 -- Page 19

ARTICLE VII
 TERMINATION
7.1.          Termination.
 (a)            This Agreement may be terminated by either the NDI Board or the Company Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the Merger contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Merger; (iii) there shall have been any change after the date of the latest balance sheets of NDI or the Company, respectively, in the assets, properties, business, or financial condition of NDI or the Company, which could have a materially adverse effect on the value of the business of NDI or the Company, respectively, as the case may be, dated as of the date of execution of this Agreement; or (iv) the Closing Date shall not have occurred by February 15, 2018, with the understanding that the NDI financials statements will be provided subsequent to the Closing Date.  In the event of termination pursuant to this Section 7.1(a), no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions contemplated hereby.
 (b)           This Agreement may be terminated at any time prior to the Closing by action of the Company or Acquisition if NDI fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of NDI contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for three (3) days after notice of such failure is provided to NDI.  If this Agreement is terminated pursuant to this Section 7.1(b), this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.
 (c)           This Agreement may be terminated at any time prior to the Closing by action of the NDI Board if the Company or Acquisition fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Company or Acquisition contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for three (3) days after notice of such failure is provided to the Company.  If this Agreement is terminated pursuant to this Section 7.1(c), this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

ARTICLE VIII
 MISCELLANEOUS
8.1.          Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the State of Nevada.  Any dispute arising under or in any way related to this Agreement will be determined exclusively in the Federal or State Courts, for the County of New York, State of New York.

Exhibit 2.1 -- Page 20

8.2.          Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.
8.3.          Attorney's Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.
8.4.          Confidentiality.  The Company, on the one hand, and NDI, on the other hand, will keep confidential all information and materials regarding the other party designated by such party as confidential.  The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality.  The Company and NDI agree that no public disclosure will be made by either party of the existence of the transactions contemplated by this Agreement or any of its terms without first advising the other party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.
8.5.          Expenses.  Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement, with the exception that the Offering to be conducted by the Company as described in Section 1.9 of this Agreement, and all expenses associated with such Offering, shall be borne solely by the Company prior to the Closing, including all blue sky and any other applicable filing fees.
8.6.         Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.
8.7.          Third Party Beneficiaries.  This contract is solely between the Company, Acquisition and NDI and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.
8.8.          Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the transaction.  There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.
8.9.          Survival.  The representations and warranties of the respective parties shall survive the Closing and the consummation of the transactions contemplated hereby.
8.10.        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Exhibit 2.1 -- Page 21

8.11.        Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.
8.12.       Press Releases and Announcements.  No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing party shall use reasonable efforts to advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure).
(Signature page to follow.)

Exhibit 2.1 -- Page 22

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above-written.
NDIVISION, INC.

By:  /s/ Alan Hixon
       Name: Alan Hixon
       Title:  Chief Executive Officer

GO2GREEN LANDSCAPING, INC.

By:  /s/ Tom Toth
       Name: Tom Toth
       Title:  President

NDI ACQUISITION CORP.

By:   /s/ Tom Toth
       Name: Tom Toth
       Title:   President

Exhibit 2.1 -- Page 23